Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AIR INDUSTRIES GROUP

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	300,000	$3.46	$1,038,000.00	0.0001531	$158.92

Total Offering Amounts:							$1,038,000.00		158.92
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$158.92

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.001 par value ( “Common Stock”), of Air Industries Group that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Represents shares of Common Stock to be issued pursuant to the grant, vesting or exercise of awards under the Air Industries Group 2022 Equity Incentive Plan, as amended and restated.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $3.46, the closing sales price of a share of Common Stock as reported on the NYSE American on July 28, 2025.